EXHIBIT 10.1

DISTRIBUTION AND EQUITY ACQUISITION AGREEMENT

THIS AGREEMENT is made effective as of the 19th day of March, 2018

B E T W E E N:

MARATHON GLOBAL INC., a corporation incorporated under the laws of the Province of Ontario

(hereinafter called the “Company”)

OF THE FIRST PART

– and –

COSMOS HOLDINGS INC., a corporation incorporated under the laws of the State of Nevada

(hereinafter called the “Distributor”)

OF THE SECOND PART

RECITALS:

WHEREAS the Company has been incorporated to (collectively, the “Business”) (i) be a global supplier of Cannabis, CBD, and/or any other Cannabis Extract products, oils, extracts, ancillaries and derivatives (collectively, the “Products”); and (ii) engage in any other lawful business as otherwise unanimously agreed by the board of directors of the Company;

AND WHEREAS the Distributor specializes, through its subsidiaries, in the wholesale distribution of pharmaceutical products throughout Europe;

AND WHEREAS each of the Company and the Distributor wishes to enter into an agreement whereby the Distributor will be the exclusive distributor of the Products initially throughout Europe, and the Company will be the exclusive supplier of the Products to the Distributor;

AND WHEREAS in consideration for the distribution services provided by the Distributor, the Distributor shall be entitled to receive cash payments and equity interest in the Company, all on the terms and conditions set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained in this Agreement, the Company and the Distributor hereby agree as follows:

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ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively and grammatical variations of such terms shall have the corresponding meanings:

(a)	“ACMPR” means the Access to Cannabis for Medical Purposes Regulations (Canada) issued pursuant to the Controlled Drugs and Substances Act (Canada), which came into effect as of August 24, 2016;

(b)	“Agreement” means this contribution and transfer agreement dated as of the date hereof, including any schedules hereto, and all amendments hereto or restatements hereto as permitted;

(c)	“Board” means the board of directors of the Company;

(d)	“Business” has the meaning ascribed to such term in the Recitals of this Agreement;

(e)	“Cannabis” has the meaning given to such term in the ACMPR;

(f)	“Cannabis Extracts” means, collectively, fresh cannabis, cannabis oil and cannabis resin as defined in the Section 56 Class Exemption to the Controlled Drugs and Substances Act (Canada) for Licensed Producers under the ACMPR;

(g)	“CBD” means cannabidiol;

(h)	“Due Diligence Period” has the meaning ascribed to such term in Section 4.1;

(i)	“Effective Date” has the meaning ascribed to such term in Section 3.1;

(j)	“Licensed Producer” has the meaning given to such term in the ACMPR;

(k)	“Market Competitive” means priced within 15% of the highest priced same or analogous product on the market;

(l)	“Parties” means, together, the Company and the Distributor, and “Party” means any one of them;

(m)	“Person” means an individual, sole proprietorship, partnership, corporation, company, limited liability company, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, agency, trustee, executor, administrator or other legal representative;

(n)	“Products” has the meaning ascribed to such term in the Recitals of this Agreement;

(o)	“Profitable” means achieving positive net proceeds after deducting all costs of operating the Business from the gross proceeds earned from the sale of the Products;

(p)	“Term” means the term of this Agreement, as set forth in Section 3.2.

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1.2 Certain Rules of Interpretation

In this Agreement:

(a)	Currency. Unless otherwise specified, all references to “$” and “CAD$”, dollars or money amounts are to lawful currency of Canada, and all references to “USD$” are to lawful currency of the United States.

(b)	Governing Law. The Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario. If the Parties are unable to resolve any dispute pursuant to the provisions of Section 9.10, all disputes that may arise under or in relation to this Agreement shall be adjudicated solely and exclusively in the Provincial courts in Ontario, Canada. Both Parties hereto submit to the exclusive jurisdiction and venue of such courts.

(c)	Headings. Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

(d)	Including. Where the words “including” or “includes” are used in the Agreement, it means “including (or includes) without limitation”.

(e)	No Strict Construction. The language used in the Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)	Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders, including the neuter gender.

(g)	Statutory References. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(h)	Time. Time is of the essence in the performance of the Parties’ respective obligations.

1.3 General Provisions

(a)	Assignment. No Party may assign this Agreement or any rights or obligations under the Agreement without the prior written consent of each of the other Parties, such consent not to be unreasonably withheld.

(b)	Enurement. The Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

(c)	Further Assurances. The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by the Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of the Agreement and carry out its provisions.

(d)	Execution and Delivery. This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

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ARTICLE 2

APPOINTMENT OF DISTRIBUTOR

2.1 Appointment

Subject to all of the terms and conditions of this Agreement, the Company hereby appoints the Distributor as its exclusive distributor of the Products throughout Europe. The Distributor will be able to distribute the Products of the Company wherever else lawfully permitted but the Distributor will not have exclusivity in these markets. The Distributor hereby accepts such appointment and agrees with the Company that the Company shall be the sole and exclusive supplier to the Distributor of the Products.

2.2 Exclusive Supplier of Products

Subject to the terms of this Agreement, during the Term, the Distributor shall not, without the prior written consent of the Company, directly or indirectly, acquire or procure any Products of any kind for distribution or sale from any Person other than the Company.

ARTICLE 3

TERM

3.1 Effective Date

This Agreement shall become effective upon its execution by both parties hereto (the “Effective Date”).

3.2 Term

This Agreement shall remain in force indefinitely unless Marathon fails to provide Market Competitive product pricing and Marathon has not become Profitable as at the fifth anniversary of the date of this Agreement, in which case either Party may terminate this Agreement by providing a thirty (30) days written notice.

ARTICLE 4

DUE DILIGENCE

4.1 Due Diligence

For a period of thirty (30) days from the date hereof (the “Due Diligence Period”), the Distributor shall provide reasonable access to its facilities, personnel, books, records and documents and shall use commercially reasonable efforts to provide all documents and information requested by the Company in order to allow the Company to conduct all due diligence investigations. The Distributor will have the right to deny certain information that it considers confidential but will provide additional information such as clientele and distribution networks after the initial payment of CAD$2,000,000 set out in Section 5.2(a) below has been paid. The Due diligence period may be extended if mutually agreed to by both parties in writing.

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ARTICLE 5

EQUITY ACQUISITION AND CASH PAYMENTS

5.1 Equity Acquisition

Upon satisfactory completion of due diligence by the Company as set out in Section 4.1 of this Agreement, as partial consideration for the distribution services provided by the Distributor hereunder, the Company shall issue to the Distributor such number of common shares in the capital of the Company such that immediately following such share issuance to the Distributor, the Distributor shall hold a 33.3% equity interest in the Company. The Distributor acknowledges that the Company may require additional capital to continue the Business in the future, which may be raised pursuant to future equity financings, which may dilute the interest of the then existing shareholders, including the Distributor.

5.2 Cash Milestone Payments

The Company will make the following compensation payments on the terms set out as follows:

(a)	Subject to 5.3 below, upon satisfactory completion of due diligence by the Company as set out in Section 4.1 of this Agreement, the Company shall, prior to the expiration of the Due Diligence Period, the Company shall make a cash payment to the Distributor in the amount of CAD$2,000,000;

(b)	Within thirty (30) days of the Distributor achieving CAD$6,500,000 in gross sales of the Products as supplied by the Company, the Company shall make a cash payment to the Distributor in the amount of CAD$2,750,000; and

(c)	Within thirty (30) days of the Distributor achieving CAD$13,000,000 in gross sales of the Products as supplied by the Company, the Company shall make a cash payment to the Distributor in the amount of CAD$2,750,000.

5.3 Repayment on Non-Satisfaction

The Distributor will use its best efforts to promote the Company, the Business and the Products through its distribution network. In the event that, during the first twenty-four (24) months from the date of this Agreement, the Distributor is unable to produce a minimum of CAD$1,000,000 in gross sales of the Products as supplied by the Company, then the Distributor will repay to the Company the CAD$2,000,000 payment set forth in Section 5.2(a) in the form of common shares (or other such securities as agreed to by the Company) of the Distributor, at a deemed price per share equal to volume weighted average trading price of the shares of the Distributor on the OTCQB market for the 20 trading days immediately preceding the twenty-four (24) month anniversary of this Agreement.

ARTICLE 6

BUSINESS AND OPERATIONS OF THE COMPANY

6.1 The Business

Upon execution of this Agreement by both parties, and the equity acquisition by the Distributor set out in Section 5.1 above, the purpose and business of the Company shall continue to be the Business and, unless otherwise agreed by the Board, the scope of the Company’s activities and operations shall be consistent with those set forth in the Business and Operations Plan of the Company attached hereto as Schedule “A”.

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6.2 The Board of the Company

(a)	Upon execution of this Agreement by both parties, and the equity acquisition by the Distributor set out in Section 5.1 above, the Distributor will have the right to nominate one director to the Board of the Company, provided that such nominee is acceptable to any applicable Canadian stock exchange upon which the Company may seeks to list.

(b)	Management and or Board member(s) may own minority or majority interests in similar business ventures that may fall under the scope of the Company’s business plan. So long as these instances are fully disclosed to the Board in accordance with applicable corporate statute, and to the Company’s Chief Executive Officer, and do not conflict, undermine, affect the direction, profitability, or Confidential Information of the Company, and align ethically in accordance with the values of the Company, it would be not deemed as a breach or actionable item.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Representations and Warranties of each Party

Each Party hereby represents, warrants and covenants to and with the other Party that:

(a)	it is a corporation duly organized, validly subsisting and in good standing under the laws of the jurisdiction of its incorporation;

(b)	it has all requisite capacity, power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(c)	this Agreement has been duly authorized, executed and delivered by it and all documents required hereunder to be executed and delivered by it have been duly executed and delivered and this Agreement and such documents constitute legal, valid and binding obligations of it enforceable in accordance with their respective terms;

(d)	there are no claims, actions, suits, partners, proceedings or investigations pending or, to the knowledge of such Party, threatened by or against such Party, with respect to this Agreement or the Products or the Business, or in connection with the transactions contemplated hereby;

(e)	it will, and will cause each of its all of its affiliates, representatives, employees and agents acting on its behalf in the course of the business activities contemplated hereunder, fully comply with all applicable laws, in each jurisdiction in which the Business and distribution of the Products occurs;

(f)	the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby by it do not and will not conflict with, violate or result in a breach or termination of any provision of, or constitute a default under (or an event which with the giving of notice or lapse of time, or both, would become a default under), its contacting documents or by-laws (or equivalent instruments or documents) or any contract or agreement to which it is a party or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to it, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of its assets or properties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which it is a party or by which it or any of its assets or properties are bound.

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7.2 Representations, Warranties and Covenants of the Company

The Company hereby represents and warrants to and in favour of the Distributor that:

(a)	The authorized capital of the Company consists of an unlimited number of common shares and an unlimited number of special shares. As at the date of this Agreement, 7,000,000 common shares and no special shares of the Company are issued and outstanding. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Company to issue or sell any securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of the Company;

(b)	the Company has the right to grant the Distributor the right to act as its distributor of the Products globally to the extent lawfully permitted as set forth herein;

(c)	during the Term, the Company shall provide the Distributor with such information as the Distributor may require relating to the Products, in order to assist the Distributor in the preparation of sales promotion material; and

(d)	during the Term, the Company shall permit the Distributor to hold itself out as an authorized distributor of the Products.

(e)	There is no claim, litigation or administrative proceeding pending, or, to the Company’s actual and constructive knowledge following due inquiry and investigation, threatened against the Company or any predecessor thereof. The Company is not a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or any nation or government or any federal, state, provincial or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any stock exchange, securities market or self-regulatory organization.

7.3 Representations, Warranties and Covenants of the Distributor

(a)	The Distributor understands and agrees that the common shares of the Company have not been and will not be registered under the United States Securities Act of 1933, as amended, or applicable state securities laws, and the Distributor represents and warrants that (i) it has been advised to consult its own legal advisors with respect to trading in the common shares of the Company and with respect to the resale restrictions imposed by the securities laws of the jurisdiction in which the Distributor is resident and other applicable securities laws, (ii) it acknowledges that no representation has been made respecting the resale restrictions, including applicable hold periods imposed by applicable securities laws or other resale restrictions applicable to such securities which restrict the ability of the Distributor to resell such securities, (iii) it acknowledges that the Distributor is solely responsible to determine applicable restrictions, (iv) it is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions, and (v) it is aware that the Distributor may not, prior to the Company becoming a reporting issuer in any jurisdiction of Canada, be able to resell such securities except in accordance with limited exemptions under applicable securities laws; and

(b)	the Distributor is solely responsible for obtaining such legal advice and tax advice as it considers appropriate in connection with the acquisition of common shares of the Company.

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ARTICLE 8

INDEMNIFICATION AND SURVIVAL

8.1 Survival

The representations and warranties contained in this Agreement shall survive for the Term. The covenants and agreements contained in this Agreement, including, without limitation, the indemnification obligations, shall survive indefinitely (except as otherwise expressly provided in this Agreement).

8.2 Mutual Indemnification

The Parties (the “Indemnifying Parties”) shall indemnify, defend and hold each other, their affiliates and their respective directors, officers, employees, agents of the foregoing, and the respective predecessors, successors, assigns, executors, trustees, heirs and personal representatives of any of the foregoing (the “Indemnified Parties”) harmless from and against any and all claims, actions, suits or proceedings, and any losses, liabilities, assessments, judgments, costs, expenses, obligations and damages, including, without limitation, reasonable legal fees and expenses, (except for damages attributable to gross negligence on the part of an Indemnified Party) sustained, incurred or required to be paid by any Indemnified Party, on account of: (i) the failure of the Indemnifying Party to obtain any consent required or reach obligations as set out in this Agreement; or (ii) any act, omission, or occurrence relating to the services provided by or the obligations of the Indemnifying Party hereunder or under any contracts entered into by the Indemnifying Party or any of their subsidiaries or affiliates relating to the Products.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Amendment

This Agreement may not be amended, modified or supplemented except in writing signed by both parties.

9.2 Effect of Investigation

Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of one Party shall not limit, qualify, modify or amend, or act as a waiver or release of, the representations, warranties or covenants of, or indemnities by, the other Party made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the first Party.

9.3 Expenses

Each of the Parties acknowledges and agrees that each shall be obligated to settle their own legal and other expenses in course of the preparation of this Agreement.

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9.4 Further Assurances

Each of the Parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party hereto may reasonably require from time to time for the purpose of giving effect to the transactions contemplated by this Agreement and shall use its best efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

9.5 Notices

Any demand, notice or other communication required or permitted to be given in connection with this Agreement will be given in writing and will be deemed to have been given if given by personal delivery, registered mail, prepaid courier or telecopy addressed to the recipient as follows:

(a)	To the Company:

Marathon Global Inc. 5264 Cedar Springs Road Burlington, ON, L7P 0B9

Attention: Gavin Treanor Email: gtreanor3187@gmail.com Fax No.: 416.361.2519

(b)	To the Distributor:

Cosmos Holdings Inc. 141 West Jackson Blvd., Suite 4236 Chicago, IL 60604

Attention: Konstantinos (Gus) Vassilopoulos Email: g.vassilopoulos@cosmoshold.com Tel No.: 312.536.3102 or to such other address, individual or telecopy number as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery, registered mail or prepaid courier will be conclusively deemed to have been given and received on the day of actual delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed transmission thereof, unless such day is not a business day, in which case it shall be deemed to have been given and received upon the immediately following business day.

9.6 Publicity

Except as required by law, no public announcement or other publicity regarding the transactions referred to herein shall be made by either Party or any of their respective affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of the other as to form, content, timing and manner of distribution or publication. If required by law any announcements as it pertains to this agreement must be approved by the Company.

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9.7 Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

9.8 Waivers

The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

9.9 Entire Agreement.

This Agreement, all exhibits, schedules, attachments hereto, and amendments hereunder constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all agreements and understandings between the Parties with respect to the subject matter hereof made prior to the date hereof.

9.10 Dispute Procedures.

Before instituting any legal proceedings in respect of a dispute between the Parties relating to this Agreement, any and all disputes arising out of or relating to this Agreement shall first be submitted by the Parties to escalation within their respective organizations, specifically to the Chief Executive Officers of each of the Company and the Distributor. Either Party may initiate such escalation by written notice to the other describing the nature of the dispute. Unless otherwise agreed, the executives described in the foregoing sentence shall meet in person or by teleconference within thirty (30) days following such notice, and shall attempt to resolve the dispute. If the executives fail to resolve such dispute, either Party may then institute legal proceedings.

[Remainder of page intentionally left blank; Signature page follows.]

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IN WITNESS HEREOF this Agreement has been executed by the Parties hereto effective as of the Effective Date.

MARATHON GLOBAL INC.

Per:	/s/ Gavin Treanor
Name: Title:	Gavin Treanor Director

COSMOS HOLDINGS INC.

Per:	/s/ Grigorios Siokas
Name: Title:	Grigorios Siokas Chief Executive Officer

SCHEDULE “A”

BUSINESS AND OPERATIONS PLAN OF THE COMPANY

The Company’s operating plan is to be a major supplier of Cannabis and Cannabis Extract products and ancillaries using the Distributor’s current and future global distribution network initially in Europe but not limited to Europe. The intent by each of the Company and the Distributor is that the business plans of the Company may evolve rapidly and frequent communication between the parties is expected relating to strategy and operations.

The role of the Company shall be to source Product (raw or finished) and the role of the Distributor shall be to refine (as needed), package and/or distribute the Product in accordance to the legislation and regulation of the jurisdictions into which the Product is being sold. The Distributor shall be responsible for meeting sales targets and keeping in accordance to distribution, packaging and proper regulatory approval and guidelines.

The Distributor shall be responsible for the distribution of the Product as well as the maintenance of correct marketing initiatives, promotions, product returns, labelling and correct and accurate distribution of the Product as required by the legislation and regulation of the jurisdictions into which the Product is being sold.

The Company and the Distributor’s principals will work collectively in order to realize value for the shareholders of the Company.

It is intended that future products and or Cannabis growing facilities be established as part of the Business, as evolving and continued synergies be explored by both parties, and it is the intention that the Distributor shall be granted a first but non-exclusive right to finance the Company if the parties agree.